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                                                                   EXHIBIT 99(b)



               BEFORE THE WASHINGTON UTILITIES AND TRANSPORTATION
                                   COMMISSION


In re the Matter of                         )
                                            )      DOCKET NO. UE-011595
WASHINGTON UTILITIES AND                    )
TRANSPORTATION COMMISSION                   )
                                            )
                                            )
                      Complainant,          )
                                            )
v.                                          )
                                            )
AVISTA CORPORATION d/b/a                    )      SETTLEMENT STIPULATION
AVISTA UTILITIES                            )
                                            )
                      Respondent.           )
                                            )
.......................................      )



        This Settlement Stipulation is entered into this ______ day of May 2002, by and between all parties to the above docket: Avista Corp. ("Company"), the Staff of the Washington Utilities and Transportation Commission ("WUTC Staff"), the Public Counsel Section of the Attorney General's Office ("Public Counsel"), and Intervenor, Industrial Customers of Northwest Utilities ("ICNU"), as represented by the undersigned (jointly referred to as the "Parties" and individually referred to as a "Party").

        The Parties agree this Settlement Stipulation is in the public interest. The Parties understand this Settlement Stipulation is subject to Commission approval.


                                 I. INTRODUCTION

        On November 13, 2001, the Company requested that the Commission conduct an expedited proceeding to determine whether its deferred energy costs were prudently incurred and recoverable.



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         The matter was assigned Docket No. UE-011514, and was set for expedited hearing. Subsequently, on December 3, 2001, the Company filed tariff revisions designed to effectuate a general rate increase for electric service. Included in the filing was a request for an interim rate increase of approximately 12.4%, or $29,344,000, on an annual basis.

        The general and interim filings were assigned Docket No. UE-011595. By order of the Commission, the prudence/recoverability inquiry in Docket No. UE-011514 and interim request in Docket No. UE-011595 were consolidated for purposes of hearing.

        On February 19, 2002, a Settlement Stipulation was entered into by all Parties in Docket Nos. UE-011514 and UE-011595, which constituted a full settlement of all issues raised in the prudence/recoverability docket (Docket No. UE-011514) and certain issues in the pending general rate case (Docket No. UE-011595). By its Fourth Supplemental Order, issued on March 4, 2002 in both Dockets, supra, the Commission approved the Settlement Stipulation, thereby resolving the Company's petition concerning the prudence of certain deferred energy costs and its request for interim rate relief. The Commission's Order also resolved certain issues pending in the Company's general rate increase request, e.g., capital structure and cost of common equity, and provided for the updating of costs of debt and preferred equity. In the Settlement Stipulation, the Parties otherwise agreed to negotiate in good faith the resolution of the remaining issues in the general rate case, including the implementation of a power cost adjustment, or similar mechanism.

        Following informal settlement discussions, the Parties have entered into the following agreement ("Settlement" or "Settlement Stipulation") regarding the resolution of all remaining issues in Avista's pending general rate increase request in Docket No. UE-011595. Accordingly, this Settlement Stipulation is presented to the Commission. If this Settlement Stipulation is approved, this would constitute a full settlement of all issues raised in Docket No. UE-011595. This Settlement



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is presented for the Commission's approval under WAC 480-09-465 (Alternative
Dispute Resolution). The Parties agree that comments of the public, including those already filed and any to be made at any public comment hearing on this Stipulation, should be admitted to the record without objection.

        The Parties request that the Commission approve this Stipulation in a time frame that would allow Avista to file revised tariffs to become effective not later than July 1, 2002.


                           II. SETTLEMENT STIPULATION

    1.  Retail Rates:

        As a result of this Stipulation, the Company's remaining revenue requirement issues are resolved, and overall retail rates to customers will remain at the levels previously authorized by this Commission in its Fourth Supplemental Order in Docket Nos. UE-011514 and UE-011595, issued on March 4, 2002.

        The Parties agree that the revenue increases authorized and implemented since October 1, 2001, representing an overall increase of $73,914,000, or approximately 31.2%, will be allocated effective July 1, 2002, as follows:
$45,722,000, or approximately 19.3%, to base rates to reflect the resolution of the Company's general revenue requirement request, and $28,192,000, or approximately 11.9%, to amortization of the energy cost deferral balance (before adjustment for revenue-sensitive expenses) through the Schedule 93 surcharge tariff, and by elimination of Schedule 96. This assignment of revenue requirements is to be considered the final resolution of Docket Nos. UE-010395, UE-011514 and UE-011595, and will be reflected through changes to the Company's general service tariffs and the Schedule 93 surcharge tariff. These changes, with the exception of the change to Schedule 25 explained below, will not result in a change in the current billed rates to



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customers. The surcharge tariff will remain in place until the energy cost deferral balance reaches zero.

        The Company will implement two additional high voltage discounts under
Schedule 25 for service taken at 60 kV and 115 kV. These additional discounts reflect the reduced costs to the Company from avoiding transformer costs and associated energy losses related to stepping the voltage down to lower levels. The voltage discounts will be $0.40 per kVa of demand for service taken at 60 kV, and $0.50 per kVa of demand for service taken at 115 kV. The net revenue impact of implementing these high voltage discounts, of approximately $70,000 annually, will be reallocated within Schedule 25.

2.      Deferred Energy Costs Between January 1, 2002 and June 30, 2002:

        The energy costs deferred and recorded on the Company's financial books, pursuant to the Order Granting Accounting Petition in Docket No. UE-011597 dated December 28, 2001, from January 1, 2002 through June 30, 2002, shall be recoverable in rates. These deferrals were recorded pursuant to the approved 90% customer/10% Company sharing percentages. The balance of these deferrals at April 30, 2002 is a credit (in the rebate direction) of $640,898. This balance, plus the actual deferrals for May and June of 2002, shall be consolidated for accounting and recovery purposes with the remaining energy cost deferral balance authorized for recovery pursuant to the previously mentioned Fourth Supplemental Order in Docket Nos. UE-011514 and UE-011595. This deferral balance will hereinafter be referred to as the "Energy Cost Deferral Balance," and will include any deferrals from the Energy Recovery Mechanism, beginning July 1, 2002.

3.      Energy Recovery Mechanism beginning July 1, 2002:

        An Energy Recovery Mechanism (ERM) shall be implemented for the Company's electric operations beginning July 1, 2002. Under the ERM, 90% of the difference between actual and base



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power supply costs outside of a "Company Band" (Band) will be deferred to the
Energy Cost Deferral Balance. The Company will absorb or benefit from the remaining 10%, positive or negative.

        The Company Band will be a symmetrical band of plus or minus $9 million (Washington jurisdictional share) on a calendar-year basis. The Band will be prorated for July through December of 2002, resulting in a Washington jurisdictional Band of $4.5 million for the partial year. During each calendar year, the Company will absorb or benefit from the first $9 million of energy cost differences ($4.5 million for the last half of 2002), positive or negative, and will defer for later recovery 90% of the cost differences that exceed the Band, and will credit the energy cost deferral balance with 90% of the cost differences below the Band.

        Energy cost deferrals under the ERM will be calculated each month by subtracting base net power supply expense from actual net power supply expense to determine the change in net power supply expense. The methodology will compare the actual and base amounts in FERC accounts 555 (Purchased Power), 501 (Thermal Fuel), 547 (Fuel) and 447 (Sales for Resale) to compute the change in power supply expense. Actual thermal generating plant fuel expense not included in account 547 (the net of natural gas transactions for thermal plants under Account 456 (revenue) and Account 557 (expense)) will be added to incorporate the total net change in thermal fuel expense. The specific base power supply revenues and expenses included in each of the four FERC accounts (555, 501, 547 and 447) are as shown in Attachment 1 to this Settlement Stipulation, along with the Company's normalized retail load included in this case. In addition, the remaining actual lease expenses related to the Kettle Falls Bi-Fuel generating units of approximately $3.9 million (System Basis), for July through October 2002, will be included in the ERM calculation of actual power supply costs.



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        The system change in power supply expense will then be multiplied by the
Washington allocation factor of 66.29% as filed this Docket. From the Washington change in power supply expense, the Washington retail revenue adjustment will be added or subtracted to derive the Washington jurisdictional change in total net expense.

        The ERM shall include a retail revenue adjustment to reflect the change in power production expenses recovered through base retail revenues, related to changes in retail load. The power production rate component to be used in the retail revenue adjustment calculation will be based on the production costs included in Avista's cost of service study filed in this case for the weighted average of all rate schedules. These production costs divided by the annual base (normalized) retail kilowatt-hour sales results in a production related revenue figure of $0.03208 per kilowatt-hour.

        The monthly retail revenue adjustment used in the ERM shall be computed by multiplying $0.03208 per kilowatt-hour times the difference between actual and base monthly retail kilowatt-hour sales. If actual kilowatt-hour sales are greater than base, the retail revenue adjustment will result in a credit to the ERM deferral. If actual kilowatt-hour sales are less than base, the retail revenue adjustment will result in a debit to the ERM deferral.

4.      Additional ERM Provisions:

        a. Monthly Reporting: The Company agrees to submit monthly reports to the Commission and the Parties to this Stipulation, which will include the monthly ERM accounting journal together with backup work papers. The cover letter to the submittal will include a brief explanation of the factors causing the deferral entry, should a deferral entry be recorded for the month. The submittal will also identify any new forward long-term power contracts of one-year or longer, to provide advanced notice of these new agreements.

        b. Annual Filing to Review Deferrals: The Company agrees to make an annual filing on



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        or before April 1st of each year to provide opportunity for the
        Commission and interested parties to review the prudence of and audit the ERM deferral entries for the prior calendar year. The Company will respond to data requests within 10 days to allow the Commission Staff and interested parties the opportunity to review the deferral information during a 90-day review period ending June 30th of each year. The 90-day review period may be extended by agreement of the parties participating in the review, or by Commission order.

        c. ERM Review Filing December 2006: On or before December 31, 2006, Avista will make a filing with the Commission that will allow interested Parties the opportunity to review and propose changes to the ERM. In that filing, Avista will have the burden of demonstrating that it is in the public interest that the ERM should continue, or be modified, and that any proposed changes by the Company to the ERM are in the public interest.

        d. Carrying Charge: Beginning July 1, 2002, the carrying charge on the Energy Cost Deferral Balance will be calculated using the Company's actual cost of debt, updated semi-annually, and applied to the Energy Cost Deferral Balance less associated accumulated deferred income taxes. Interest will be accrued monthly and compounded semi-annually. The Company will notify the Parties of the result of the semi-annual update and provide supporting workpapers upon request.

        e. Transactions with Avista Energy: The Company agrees that it will not enter into any electric or natural gas commodity transactions with Avista Energy related to Avista Utilities' electric operations until the Energy Cost Deferral Balance carries a net credit balance. This provision does not preclude transactions between the two companies related to Avista Utilities' natural gas distribution business.

        f. Future Rate Adjustments Under the ERM: At the point in time when the Energy Cost



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        Deferral Balance reaches zero, the Schedule 93 surcharge tariff will be eliminated and future rate adjustments related to the benefits or costs accruing to customers from the ERM shall be determined as follows:
        Deferrals shall be allowed to accumulate until a trigger of 10% of base retail revenues is reached. Based on rates approved in this Stipulation, the trigger amount is $27.8 million. When the trigger is exceeded the Company shall file a tariff change to implement the surcharge or rebate. The proposed effective date of the tariff change shall provide for a 90-day review and approval process. The Company may, depending upon circumstances, propose a different effective date to minimize the number of rate changes to customers.

             The trigger amount shall be spread to rate schedules on a uniform percentage basis using base revenues approved in this proceeding, unless otherwise changed in a future rate proceeding. Within each rate schedule the rate adjustment shall apply to the energy charges on a uniform cents per kilowatt-hour basis using the most recent normalized kilowatt-hours as filed annually by the Company pursuant to Commission Basis Reporting requirements. An exception is street and area light rates, which shall be adjusted by the uniform percentage. The rate adjustment shall be in effect for a twelve-month period. Only one 10% surcharge shall be in place at any given time.

5.      Continuation of Certain Customer Impact Mitigation Measures:

        Pursuant to the Stipulation approved by the Commission in its Fourth Supplemental Order in Docket Nos. UE-011514 and UE-011595, the Company implemented certain measures designed to help mitigate the impact of increased rates on customers, after consultation with the Commission Staff, Public Counsel and other interested parties. As part of this Stipulation, the Company will continue the measures, outlined below, until June 30, 2003, except as to subsections e. and f., which



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are governed by their terms. Any party may petition the Commission to further extend and/or revise these measures. Avista agrees that there will be no impact on rates based upon the cost it incurs for these measures.

        To the extent these measures require Commission approval, the Parties agree to support the implementation of these measures. These measures will consist of the following:

        a. Winter Low-Income Payment Program. The Company will continue the Winter Low-Income Payment Program.

        b. Comfort Level Billing Plan.

             i. The Company will continue to actively promote its levelized billing program, called "Comfort Level Billing," through customer notification and promotion in billing inserts.

             ii. The Company will continue the modification of program restrictions on eligibility for Comfort Level Billing by allowing customers removed from the program for nonpayment within the past six months or having more than a two-month balance on their current account to participate. While customers are participating in the Comfort Level Billing program, they are allowed an additional one-month grace period before delinquency notices are sent.

        c. Deposit Requirements. Customers will be offered the option of paying 25% of the deposit prior to service, with the remaining balance paid in equal amounts over the next three months.

        d. CARES Program. The Company will continue customer service awareness efforts to increase participation in the CARES program in which the Contact Center has representatives specifically dedicated to working with special needs customers on available



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        options and resources for bill payments.

        e. Project Share. The Company agrees to continue additional promotion of contributions to Project Share which provides emergency energy assistance for families in Washington. In addition, the Company agrees to provide $150,000 annually in Project Share funding until the Energy Cost Deferral Balance is reduced to zero or results in a customer credit.

        f. Customer Fees. The field collection fee, the reconnect fee, and the late payment fee shall remain as approved in the Company's last rate case, UE-991606. The NSF, or insufficient funds, check fees shall change from $7.50 to $15.00.

6.      DSM and Low Income Tariff Riders:

        Within 120 days of the approval of this Stipulation, the Company will propose modifications to the Company's Demand Side Management (DSM) and Low Income Tariff Riders related to the appropriate matching of prospective Tariff Rider revenues and prospective program costs, after stakeholder review with the External Energy Efficiency Board, known as the Triple E Board. No party to the stakeholder process is precluded from arguing the sufficiency, or insufficiency, of the program budgets in the stakeholder process. No party will be bound by the Company's eventual filing, or from taking a position regarding that filing.

                    III. EFFECT OF THE SETTLEMENT STIPULATION

    1.  Binding on Parties:

        The Parties agree to support the terms of the Settlement Stipulation as described above. The Parties understand that this Settlement Stipulation is subject to Commission approval. The Parties agree that this Settlement Stipulation represents a compromise in the positions of the Parties. As such, conduct, statements and documents disclosed in the negotiation of this Stipulation shall not be admissible as evidence in this or any other proceeding.



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    2.  Integrated Terms of Settlement:

        The Parties have negotiated this Settlement Stipulation as an integrated document. Accordingly, the Parties recommend that the Commission adopt this Settlement Stipulation in its entirety.

    3.  Procedure:

        This Stipulation shall be filed at 4:00 P.M., May 31, 2002. All Parties to the Stipulation shall maintain the strictest confidentiality with regard to the Stipulation and settlement discussions and respect this "quiet period" until confirmation has been received that the Stipulation has been filed. Violation of the quiet period by any employee or consultant of any party shall be deemed by all parties to be a material breach of the stipulation and shall be grounds for rescission and repudiation of the Stipulation by any other Party.

        The Parties shall cooperate in submitting this Settlement Stipulation promptly to the Commission for acceptance, so that it may be implemented not later than July 1, 2002. The Parties shall request a hearing to present the Settlement Stipulation, and shall each make available to answer questions a witness or witnesses in support of this Settlement Stipulation. The Parties agree to cooperate, in good faith, in the development of such other information as may be necessary to support and explain the basis of this Settlement Stipulation and to supplement the record accordingly. Any Party may elect to file with the Commission a memorandum explaining this Settlement Stipulation. The Parties agree among themselves to suspend all existing due dates in the Company's general rate case (Docket No. UE-011595), including the filing of testimony, the evidentiary hearings and the briefing dates, and to jointly request that the Commission so order.

        If the Commission rejects all or any material portion of this Settlement Stipulation, or adds additional material conditions, each Party reserves the right, upon written notice to the Commission



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and all Parties to this proceeding within seven (7) days of the date of the
Commission's Order, to withdraw from the Settlement Stipulation. If any Party exercises its right of withdrawal, this Settlement Stipulation shall be void and of no effect, and the Parties will support a joint motion to reinstate an expedited procedural schedule for those dates specifically suspended by the Commission pursuant to the above request.

    4.  No Precedent:

        The Parties enter into this Settlement Stipulation to avoid further expense, uncertainty, and delay. By executing this Settlement Stipulation, no Party shall be deemed to have accepted or consented to the facts, principles, methods or theories employed in arriving at the Settlement Stipulation, and except to the extent expressly set forth in the Settlement Stipulation, no Party shall be deemed to have agreed that such a Settlement Stipulation is appropriate for resolving any issues in any other proceeding.

    5.  Execution:

        This Settlement Stipulation may be executed by the Parties in several counterparts and as executed shall constitute one agreement.



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                      Entered into on the date first above written.


                                        By:
                                            ------------------------------------
                                            David J. Meyer
                                            Senior Vice President and General
                                            Counsel
                                            For Avista Corp.


                                        By:
                                            ------------------------------------
                                            Jonathan C. Thompson
                                            Donald T. Trotter
                                            Assistant Attorney General
                                            For WUTC Staff


                                        By:
                                            ------------------------------------
                                            Robert W. Cromwell, Jr.
                                            Assistant Attorney General
                                            For Public Counsel


                                        By:
                                            ------------------------------------
                                            Bradley Van Cleve
                                            Attorney
                                            For Intervenor Industrial Customers
                                            of Northwest Utilities



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